Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 14, 2014 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in the 2013 Annual Report to Shareholders, which is incorporated by reference in Service Corporation International’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 26, 2014